Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124125 and 33-47209) of Avon Products, Inc. of our report dated June 17, 2008 relating to the December 31, 2007 financial statements of the Avon Personal Savings Account Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 24, 2009